CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of American Funds Insurance

Series of our reports dated as indicated in the table below, relating to the financial statements and financial highlights of the funds indicated in the table below (constituting American Funds Insurance Series), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses and reports to shareholders" in such Registration Statement.

Fund	Report Date
Global Growth Fund, Global Small Capitalization Fund, Growth Fund, International Fund, New World Fund®, Blue Chip Income and Growth Fund, Global Growth and Income Fund, Growth-Income Fund, International Growth and Income Fund, Capital Income Builder®, Asset Allocation Fund, Global Balanced Fund, Bond Fund, Capital World Bond Fund (formerly known as Global Bond Fund), High-Income Bond Fund, American Funds Mortgage Fund (formerly known as Mortgage Fund), Ultra-Short Bond Fund, U.S. Government/AAA-Rated Securities Fund, Managed Risk Growth Fund, Managed Risk International Fund, Managed Risk Blue Chip Income and Growth Fund, Managed Risk Growth-Income Fund, Managed Risk Asset Allocation Fund	February 11, 2020
American Funds Global Growth Portfolio, American Funds Growth and Income Portfolio, American Funds Managed Risk Growth Portfolio, American Funds Managed Risk Growth and Income Portfolio, American Funds Managed Risk Global Allocation Portfolio	February 14, 2020
American Funds IS 2035 Target Date Fund, American Funds IS 2030 Target Date Fund, American Funds IS 2025 Target Date Fund, American Funds IS 2020 Target Date Fund, American Funds IS 2015 Target Date Fund and American Funds IS 2010 Target Date Fund	February 25, 2020

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 24, 2020